UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

Consolidated-Tomoka Land Co.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-11350	59-0483700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida		32117
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (386) 274-2202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2016 Consolidated-Tomoka Land Co. (the “Company”) entered into a purchase and sale agreement with SBMC Mesmer, L.P. for the sale of a portfolio of 14 single-tenant income properties (the “Portfolio Sale”). The properties include nine properties leased to a subsidiary of Bank of America, located primarily in Orange County and also in Los Angeles County, California; two properties leased to a subsidiary of Walgreens, located in Boulder, Colorado and Palm Bay, Florida; a property leased to a subsidiary of CVS located in Tallahassee, Florida; a ground lease for a property leased to a subsidiary of Chase Bank located in Chicago, Illinois; and a ground lease for a property leased to Buffalo Wild Wings in Phoenix, Arizona. The sales price for the Portfolio Sale is approximately $51.6 million. The Portfolio Sale contemplates that the sales price includes the buyer’s assumption of the existing $23.1 million mortgage loan secured by the aforementioned properties. The Portfolio Sale, if completed, would result in an estimated gain of approximately $11.4 million, or approximately $1.22 per share, after tax. The Portfolio Sale is anticipated to close in the third quarter of 2016.  The Company intends to use the proceeds from this sale as part of a Section 1031 like-kind exchange. The closing of the Portfolio Sale is subject to customary closing conditions.

Item 7.01 Regulation FD Disclosure

On March 31, 2016, the Company issued a press release relating to, amongst other matters, the Portfolio Sale. A copy of the press release is furnished as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished herewith pursuant to Item 7.01 of this Report and shall not be deemed to be “filed” for any purpose, including for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated March 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Company Name

Date: March 31, 2016	By:	/s/ Mark E. Patten
Mark E. Patten,
Senior Vice President and Chief Financial Officer